AMENDMENT NO. 2
TO
THE J. M. SMUCKER COMPANY TOP MANAGEMENT SUPPLEMENTAL RETIREMENT BENEFIT PLAN
(Amended and Restated Effective January 1, 2018)

The J. M. Smucker Company (the “Company”) hereby adopts this Amendment No. 2 to The J. M. Smucker Company Top Management Supplemental Retirement Benefit Plan (Amended and Restated Effective January 1, 2018) (the “Plan”). Words and phrases used herein with initial capital letters which are defined in the Plan are used herein as so defined. The provision of this Amendment No. 2 shall be effective as of July 1, 2023.
This Amendment is intended to provide for the freeze of benefit accruals under the Plan for Mark T. Smucker, the only remaining Plan participant, effective as of July 1, 2023.

Section 1
The second paragraph of Section 2.3 of the Plan is hereby amended in its entirety to read as follows:
    “Notwithstanding the foregoing provisions of this Section 2.3, (a) the Monthly Retirement Benefit payable to Timothy P. Smucker (‘Mr. T. Smucker’) shall be calculated as if Mr. T. Smucker had ceased providing services to the Company on August 16, 2011, (b) the Monthly Retirement Benefit payable to Richard K. Smucker (‘Mr. R. Smucker’) shall be calculated as if Mr. R. Smucker had ceased providing services to the Company on March 31, 2016, and (iii) the Monthly Retirement Benefit payable to Mark T. Smucker (‘Mr. M. Smucker’) shall be calculated as if Mr. M. Smucker had ceased providing services to the Company on June 30, 2023.”
Section 2

The last paragraph of Section 2.6 of the Plan is hereby amended in its entirety to read as follows:
“Notwithstanding the foregoing provisions of this Section 2.6, (a) the Benefit Target Date for Mr. T. Smucker will be August 16, 2011, and the amount of any benefit paid to Mr. T. Smucker as a single lump sum form of benefit at any time from September 1, 2014 through April 1, 2015 shall be based on a date of payment of September 1, 2014; (b) the Benefit Target Date for Mr. R. Smucker will be April 1, 2016; and (c) the Benefit Target Date for Mr. M. Smucker will be July 1, 2023.”

Section 3

Addendum II of the Plan is hereby amended in its entirety to read as follows:

“ADDENDUM II
Effective January 1, 2008, the Company froze benefit accruals under the Retirement Plan for participants age 40 and under (the ‘Initial Frozen Participants’), and amended the Savings Plan to provide a 3% enhanced Company matching contribution for participants whose benefit accruals under the Retirement Plan were frozen. The Company subsequently froze benefit accruals under the Retirement Plan for all remaining participants (the ‘Subsequent Frozen Participants’) effective December 31, 2017, and amended the Savings Plan to provide the 3% enhanced Company matching contribution for all participants thereunder effective January 1, 2017.
The following table represents the amount to be offset for the Initial Frozen Participants and the Subsequent Frozen Participants, as provided in Section 2.3(d) of the Plan. The offset represents the annual annuitized benefit provided by the 3% enhanced Company matching contribution established (i) January 1, 2008 with respect to the Initial Frozen Participants or (ii) January 1, 2018 with respect to the Subsequent Frozen Participants.

Annual Annuitized Value of Additional 3% Savings Plan Match for Frozen Participants
	Initial Frozen	Subsequent Frozen
Age at Termination	Mr. M. Smucker	Belgya/Oakland	Dunaway
55 or younger	$21,529	$N/A	$0
56	23,427	N/A	730
57	25,510	0	1,560
58	27,799	749	2,503
59	30,318	1,605	3,572
60	33,094	2,579	4,782
61	36,157	3,688	6,138
62	39,535	4,948	7,671
63	43,268	6,364	9,404
64	47,390	7,968	11,374
65	51,957	9,787	13,600
Mr. Paul Wagstaff terminated employment with the Company in December 2014. In determining the appropriate offset due to the 3% enhanced Company matching contribution for Mr. Wagstaff’s benefit at age 55, an annual amount of $11,763 is used. This amount reflects the estimated value, payable at age 55, of the 3% enhanced Company matching contribution contributed to the account of Mr. Wagstaff for the period between January 1, 2008 and his termination date, using the same assumptions as those described in this Addendum II.

This table is based on a hypothetical balance created by a 3% enhanced Company matching contribution commencing January 1, 2008 in the case of the Initial Frozen Participants or January 1, 2018 in the case of the Subsequent Frozen Participants and made each year until the executive reaches the applicable retirement age listed above, or, in the case of Mr. M. Smucker, until July 1, 2023. This amount assumes yearly increases in CPI of 3.0% and investment earnings of 7.5%. The balance is annuitized using the RP2000 Mortality Table to reflect benefits accruing under the enhanced matching contribution provided under the Savings Plan without any adjustment projected to 2020 using Scale AA and a 7.5% discount rate.
The assumptions used to determine the hypothetical balances and annual annuitized benefits are intended to be long term assumptions. The Company may review these assumptions and modify them in the future if appropriate. New annual annuitized benefit amounts will be determined based on any revised assumptions, replacing the amounts above.”

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be adopted and executed this 26 day of June 2023.
                    THE J.M. SMUCKER COMPANY

                    By:    /s/ Jill Penrose
                    Name:    Jill Penrose
                    Title:    Chief People & Company Services Officer